Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is dated September 13, 2005 and made effective as of September 1, 2005 by and between Gemstar-TV Guide International, Inc. (the “Company”) and Stephen H. Kay (“Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated as of December 24, 2002 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend certain provisions of the Employment Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section I of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth from September 1, 2005 (the “Effective Date”) through August 31, 2007 (the “Term”). If the Company desires to extend or renew the Term, the Company shall so notify Employee not less than ninety (90) days prior to its expiration, in order to permit Employee and the Company to enter into good-faith negotiations relating to such extension or renewal.”

2. Section II-A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Employee shall serve during the course of his employment as Executive Vice President and General Counsel, being primarily responsible for (i) supervision and management of the Company’s in-house legal department and (ii) selection and supervision of outside counsel. In such capacity the Employee shall perform the functions assigned and have the authority delegated to him, consistent with his position and the terms of this Agreement, by the Company from time to time.”

3. Sections II-C and II-D of the Employment Agreement each are hereby deleted in their entirety and each are replaced with the following:

“[This Section is intentionally omitted.]”

4. The first sentence of Section III-A of the Employment Agreement is hereby deleted and replaced with the following:

“The Company will pay to Employee a base salary at the annual rate of $660,000 from September 1, 2005 through August 31, 2006.”

5. Section III-B of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Annual Bonus. Employee shall be paid an annual bonus (the “Bonus”) at the Company’s sole discretion based upon such factors or criteria as the Company determines in its sole discretion which may include, but are not limited to, the performance of the Company, the performance of the applicable business unit and/or corporate segment and the Employee’s performance, with a target bonus of forty percent (40%) of annualized base salary.”

6. Section III-H of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Car Allowance. The Company shall provide Employee with a car allowance of eight hundred dollars ($800.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the Term.”

7. Section IV-D-2 of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV-B, then the Company’s decision to terminate shall be deemed instead to have been a determination by the Company that Employee’s services are no longer needed or desired under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive.”

8. Section IV-D-3 of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Other than Cause or Death or Disability. If the Company determines that it no longer needs or desires the services of Employee during the Term for other than Cause or Employee’s death or Disability, Employee’s employment shall be subject to, and the Company shall have no further obligations to Employee except as provided in, the Contract Payout Status

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Policy attached hereto as Exhibit A. Furthermore, if the Company determines that it no longer needs or desires the services of Employee during the Term under this Section IV-D-3, or if Employee terminates his employment with the Company for Good Reason, (i) the Options and any other options granted to Employee by the Company prior to the Effective Date, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of one (1) year after such termination; and (ii) any other options granted on or after the Effective Date shall vest and be exercisable in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). Employee understands and agrees that no additional or accelerated rights or vesting, and no extended term(s) for exercise, with respect to options granted on or after the Effective Date are being or will be conferred as a result of a determination by the Company that it no longer needs or desires the services of Employee or of a termination by Employee of his employment with the Company for Good Reason.”

9. Section IV-D-4 of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Termination By Employee With Good Reason”. Employee may terminate his employment with the Company for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires Employee to relocate his principal office more than fifty (50) miles away from the greater Los Angeles, CA metropolitan area without Employee’s consent; or (ii) the Company substantially diminishes Employee’s duties or responsibilities without Employee’s consent. Before terminating his employment with Good Reason, Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon an additional ten (10) days’ written notice. For all purposes under this Agreement, any such termination by Employee with Good Reason shall be treated as if a determination had been made by the Company that Employee’s services are no longer needed or desired under Section IV-D-3 of this Agreement, and Employee shall be entitled to the payments and benefits set forth in Section IV-D-3 above.”

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10. Section IV-D-5 of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. In consideration of the making of this Agreement, as well as of the other consideration stated herein, Employee expressly agrees that any contract, agreement or understanding between Employee and the Company and/or its affiliates with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to Employee, whether by way of contract, letter, or any termination or severance policy, program, practice or arrangement, is hereby rescinded.”

11. Section VI of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“[This Section is omitted intentionally.]”

All other references to Section VI of the Employment Agreement, if any, are hereby deleted in their entirety.

12. Section XIII-B is hereby deleted in its entirety and is replaced with the following:

“This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include, and this Agreement may be assigned by the Company without Employee’s prior written consent, (i) to a successor entity resulting from a merger, consolidation or other business combination involving the Company; (ii) to the transferee of all or substantially all of the assets of the Company; or (iii) to an entity under common control, controlled by or in control of the Company.”

13. Section XV of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company.”

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14. Section XX is hereby deleted in its entirety and replaced with the following:

“All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at his home address on file with the Company. Either party may change the address at which notice shall be given by written notice given in the above manner.”

15. A new Section XXII is hereby added to the Employment Agreement and reads as follows:

“The Company shall have the right to use Employee’s name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.”

16. Except as expressly modified hereby, the Employment Agreement shall remain unchanged and in full force and effect.

17. The Employment Agreement, as amended hereby, shall apply to and bind, in the case of Employee, him and his personal representatives, and in the case of both the Company and Employee, and their respective successors and assigns.

18. The Employment Agreement, as amended hereby, shall be interpreted to give effect to its fair meaning and shall be construed as though it was prepared by both parties. The invalidity of any provision of this Amendment or the Employment Agreement shall not affect the validity or any other provision of this Amendment or the Employment Agreement. Section headings in this Amendment and the Employment Agreement are for convenience only and shall not be used in interpreting its provisions. The Employment Agreement, as amended hereby, shall be interpreted in accordance with the laws of the State of California.

/s/ Stephen H. Kay
Stephen H. Kay

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Richard Battista
Richard Battista
Chief Executive Officer

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Exhibit A

CONTRACT PAYOUT STATUS POLICY

The Company may determine that it no longer needs or desires the services of an employee who is employed pursuant to a personal services agreement for a specified term. Under such circumstances, the Company may place the employee on “contract payout status.” An employee placed on “contract payout status” will not be offered continued employment with the Company after expiration of the employee’s personal services agreement. Any existing options to extend the term of the personal services agreement will not be exercised.

An employee placed on contract payout status may choose to proceed under one of the following two options:

Option #1 - Mitigation:

•	The employee does not need to report to work. Instead, the employee’s primary job duty is to search for employment with another employer, work as an independent contractor, and/or self-employment. Under this option, the employee will be required to provide the Company, on a monthly basis, with a written status report regarding the employee’s job search efforts in accordance with the letter of instruction (substantially in the form attached hereto as Exhibit “1”) which the Company will provide.

•	During the time the employee is searching for a new job, and provided that the employee timely submits to the Company complete and accurate status reports regarding his or her job search efforts, the employee will:

•	Remain on the Company’s payroll as an active employee; and
•	Continue to receive all applicable Company benefits.

•	Once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment), the employee shall provide the Company with documentation regarding his or her rate of pay, earnings and benefits. The employee shall furnish to the Company such related documentation as requested, such as copies of W-2 or Form 1099 statements for the remaining period of the personal services agreement.

•	The employee’s employment with the Company and all applicable Company benefits will be terminated once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment).

•	If the new job the employee obtains does not pay a salary comparable to what the employee earns with the Company, the Company will pay the employee the difference between the employee’s new salary and his or her salary at the Company for the remaining period of the personal services agreement (excluding any options periods, which will not be exercised). However, regardless of whether the new job pays a comparable salary, upon acceptance of the new job all applicable Company benefits will be terminated.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

Option #2 – Lump-Sum Payment/Settlement:

•	The employee and the Company will negotiate a one-time lump-sum payment to the employee, in exchange for which the employee shall execute a Separation Agreement and General Release (“Release”), substantially in the form attached hereto as Exhibit “2” which the Company shall prepare. The Release will include, among others, provisions which terminate the personal services agreement, the employee’s employment with the Company, and all applicable Company benefits.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

•	The employee will not be required to furnish the Company with monthly written status reports regarding the employee’s job search efforts. Further, unless the Release specifies otherwise, if the employee accepts a new job within a short period of time after receiving the lump-sum payment, the Company will not seek an offset against the lump-sum payment.

•	For the employee’s information, the lump-sum payment is generally considered supplemental income and may be taxed at a higher percentage rate.

If the employee fails or refuses to choose one of the two options, the Company will require the employee to proceed under “Option #1 - Mitigation.” If an employee proceeding under Option #1 (whether by choice or otherwise) fails to comply with the requirements outlined under Option #1 (e.g., furnishing the Company with accurate and complete monthly written status reports), the Company may suspend payroll payments to the employee until the employee complies. The Company also reserves all other legal rights, including the right to terminate the personal services agreement “for cause” in accordance with the terms of such agreement.

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Exhibit “1”

Instructions re Status Reports

DATE

EMPLOYEE NAME

EMPLOYEE ADDRESS

EMPLOYEE ADDRESS

Dear Mr./Ms.                 :

Effective                 , you shall be relieved of your day to day duties as (EMPLOYEE’S TITLE). As the Company is not currently taking the position that you have breached your Employment Agreement or were terminated for cause, we will retain you on the payroll through the expiration date of your Employment Agreement, on the terms and conditions detailed in this letter. You will receive regular paychecks (direct deposit is not available) contingent upon you returning the complete mitigation verification form referenced (which the Company will provide). The expiration date of your Employment Agreement excludes any future option(s) to extend the term of your Employment Agreement, which the Company hereby declines to exercise.

In order to remain on the payroll, you must provide the following information:

1. Monthly statements detailing completely and accurately your efforts to find employment, including applications made, interviews held, offers made, your response, and any other information concerning your efforts to find employment; and

2. Monthly statements detailing completely and accurately all monies whatsoever received by you from any source as a result of your working, whether full-time or part-time, temporary or permanent or any other manner, or as a result of your efforts in any trade or business.

For so long as you continue to provide this information and are acting diligently in your efforts to mitigate your damages, you will continue to receive payments at your final rate of pay, less any monies received from other work or efforts in any trade or business, until the expiration date of your Employment Agreement or until you obtain a new job, whichever is earlier. In the event that you obtain a new job, you agree to notify the Vice President of Human Resources of the Company within two (2) business days thereafter, and your employment with the Company and all applicable Company benefits will then be terminated, but the Company will pay you the difference, if any, between your new salary and your salary at the Company for the remaining period of the term of your Employment Agreement (excluding any options periods, which, as provided above, the Company has declined to exercise.)

All monthly statements shall be sent to the Company so that such statements are received within the first five (5) business days of any applicable month, and statements shall be addressed to the following:

Vice President, Human Resources Department

Gemstar-TV Guide International, Inc.

6922 Hollywood Blvd, 12th Floor

Los Angeles, California 90028-6117

Please feel free to contact me if you have any questions about this procedure.

Sincerely,

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:

Name:

Title:

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Exhibit “2”

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between                                                                                   (“[LAST NAME OF EMPLOYEE]”), on the one hand, and [NAME OF COMPANY], (the “Company”) on the other hand.

RECITALS:

A. The parties acknowledge and agree that [EMPLOYEE]’s employment will terminate on [DATE] (the “Termination Date”), after which date [EMPLOYEE] shall perform no further duties, functions or services on behalf of the Company.

B. [EMPLOYEE] and the Company want to settle fully and finally all potential disputes or differences between them, including, but not limited to, all potential disputes or differences which arise out of or relate to [EMPLOYEE]’s employment or separation of employment with the Company.

NOW, THEREFORE, [EMPLOYEE] and the Company understand and agree as follows:

1. Payment by the Company.

The Company agrees that, within ten (10) business days of the effective date of this Agreement as defined in paragraph 3 below, it will deliver a check payable to [EMPLOYEE] in the amount of                                                                                                        Dollars ($                .00), less all appropriate withholdings and deductions (this amount shall be referred to herein as the “Payment”). [EMPLOYEE] acknowledges that upon execution of this Agreement, the Payment described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to [EMPLOYEE] (including, but not limited to, all forms of payments and/or compensation described in paragraph 2 below) as a result of [EMPLOYEE]’s employment with the Company and/or the termination of that employment and that in the absence of this Agreement, [EMPLOYEE] would not be entitled to the Payment as specified in this paragraph 1 and the other consideration provided under this Agreement.

2. No Other Payments or Monies Owed.

[EMPLOYEE] acknowledges, understands and agrees that [EMPLOYEE] has been or will be compensated by the Company in full for all wages and other pay earned and accrued by [EMPLOYEE] through the Termination Date and that, except for the Payment described in paragraph 1 above, no other wages, bonuses, vacation pay, or other payments or compensation of any kind whatsoever are owed to [EMPLOYEE] or will be paid to [EMPLOYEE] by the Company. [EMPLOYEE] further acknowledges, understands and agrees that except for the Payment described in paragraph 1 above, [EMPLOYEE] is not eligible to receive and will not receive any other separation or severance pay from the Company in connection with [EMPLOYEE]’s employment, the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement.

3. Effective Date of Agreement.

This Agreement shall become effective only upon: (i) receipt by the Company of an executed copy of this Agreement; and (ii) the expiration of the revocation period described in subparagraph (b) of paragraph 10 below.

4. Company Benefits.

Except as set forth below and as mandated by applicable law, all Company-sponsored employee benefits provided to [EMPLOYEE] shall cease as of the close of business on the Termination Date.

a. Health Benefits: [EMPLOYEE]’s eligibility to participate in the Company’s group medical, dental and vision plans shall cease as of the last day of the calendar month during which the Termination Date occurred. Thereafter, [EMPLOYEE] will be eligible to continue participation in the Company’s group health plans, in accordance with and subject to the conditions and limitations of the federal Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”).

b. 401(k) Plan: [EMPLOYEE] shall retain all vested benefits that [EMPLOYEE] has accrued in the Company’s 401(k) Plan through the Termination Date. [EMPLOYEE]’s rights with respect to any such vested benefits shall be exclusively governed by the terms and provisions of the applicable 401(k) Plan documents, as they may be amended from time to time, and interpreted by the plan’s administrators. [EMPLOYEE] understands and agrees that no additional or accelerated rights or vesting are being conferred as a result of the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement. This Agreement does not, and is not intended to, grant to [EMPLOYEE] any different or additional rights in connection with [EMPLOYEE]’s participation in the 401(k) Plan. [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of [EMPLOYEE]’s benefits, if any, under the 401(k) Plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such benefits is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

c. Stock Options: In accordance with the Employment Agreement (as defined in Section 20), (i) [EMPLOYEE] shall retain all unexercised stock options, if any, that have been granted to [EMPLOYEE] and which vested on or before the Termination Date, and (ii) except as otherwise provided in the Employment Agreement, all such vested stock options shall continue to be exercisable for a period of three (3) months after the Termination Date in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). This Agreement is not intended to and shall not amend the terms of the controlling stock option plan(s) and/or stock option agreement(s). [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any stock options that may have been granted to [EMPLOYEE] under the stock option plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such stock options is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

5. Return of Company Property.

[EMPLOYEE] represents and agrees that [EMPLOYEE] has returned to the Company any and all Company property in [EMPLOYEE]’s possession, custody or control, and/or in the possession, custody or control of [EMPLOYEE]’s agents or representatives, including all originals and all copies of files, records, documents, computer disks, computer files, contact lists, and all of the Company’s equipment, including telephones, pagers and computers.

6. Confidentiality.

[EMPLOYEE] acknowledges that in the course of [EMPLOYEE]’s employment with the Company, [EMPLOYEE] had access to confidential and proprietary information concerning the Company and its affiliates, its and their operations, future plans and method of doing business, including, by way of example, but by no means limited to, highly proprietary information about the Company’s and its affiliates’ customers, product development, financial matters, marketing, pricing, costs and compensation (hereinafter “Confidential Information” all of which information [EMPLOYEE] understands and agrees would be extremely damaging to the Company and its affiliates if disclosed to a competitor of the Company or its affiliates or any other person or entity. As used herein, the term “competitor” includes, but is not limited to, any person or entity engaged in a business similar to that of the Company or any of its subsidiary or affiliated companies. [EMPLOYEE] understands and agrees that such information has been divulged to [EMPLOYEE] in confidence, and that, at all times, in addition to any other duty or agreement of confidentiality and non-disclosure [EMPLOYEE] has to the Company and/or its affiliates, [EMPLOYEE] will not disclose or communicate Confidential Information or any other secret or confidential information to anyone. [EMPLOYEE] further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with [EMPLOYEE]’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

7. Assignment of Rights.

[EMPLOYEE] hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of [EMPLOYEE]’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by [EMPLOYEE], either alone or jointly with others, during the period of [EMPLOYEE]’s employment with the Company or its affiliates. [EMPLOYEE] recognizes that this Agreement does not require assignment of any invention demonstrated by [EMPLOYEE] to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

ii. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

[EMPLOYEE] acknowledges that all original works of authorship which have been and/or are made by [EMPLOYEE] (solely or jointly with others) within the scope of [EMPLOYEE]’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, [EMPLOYEE] will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this paragraph 7, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company and/or its affiliates may reasonably request for such purpose.

8. Further Cooperation.

[EMPLOYEE] agrees to cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company, or any other entity released herein, or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no cost to the Company other than that required under statute. [EMPLOYEE] further agrees to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested. In addition, [EMPLOYEE] agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action.

9. No Lawsuits.

[EMPLOYEE] promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement. [EMPLOYEE] represents and agrees that, prior to the effective date of this Agreement, [EMPLOYEE] has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

10. Complete Release.

(a) In consideration of the mutual covenants and promises contained herein, and subject to the consideration set forth above in Paragraph 1, [EMPLOYEE] hereby knowingly and voluntarily releases, absolves and discharges the Company and, as applicable, its officers, partners, attorneys, agents, officers, administrators, directors, employees, parents, affiliates, subsidiaries, representatives, and/or assigns and successors, past and present (collectively, the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that [EMPLOYEE] may have or ever have had against the Releasees from the beginning of time to the date of execution of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, but not limited to, any right of [EMPLOYEE] or of any person arising under any law, statute, duty, contract, covenant, or order, or any liability for any act of age discrimination or other impermissible form of harassment or discrimination by the Company against [EMPLOYEE] or any other person, as prohibited by any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12940 et seq., the California Workers’ Compensation Act, Cal. Lab. Code §§ 3600 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., and the laws established by the California Department of Labor Standards Enforcement, e.g., Cal. Lab. Code §§ 200-272. This includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to [EMPLOYEE]’s relationship with the Company. The matters that are the subject of the releases referred to in this Paragraph shall be referred to collectively as the “Released Matters.”

(b) [EMPLOYEE] further understands and acknowledges that:

(1) This Agreement constitutes a voluntary waiver of any and all rights and claims [EMPLOYEE] has against the Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(2) [EMPLOYEE] has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which [EMPLOYEE] was already entitled;

(3) [EMPLOYEE] is hereby advised that [EMPLOYEE] may consult with an attorney of her choosing concerning this Agreement prior to executing it;

(4) [EMPLOYEE] has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event [EMPLOYEE] should decide to execute this Agreement in fewer than 21 days, [EMPLOYEE] has done so with the express understanding that [EMPLOYEE] has been given and declined the opportunity to consider this Agreement for a full 21 days; and

(5) [EMPLOYEE] may revoke this subparagraph 10(b) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement by delivering a written notice to the General Counsel, Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, California 90028, which notice must be delivered within seven (7) calendar days of Your execution of this Agreement. This subparagraph 10(b) of the Agreement shall not become effective or enforceable until such revocation period has expired.

11. Unknown Claims.

[EMPLOYEE] acknowledges that there is a risk that, subsequent to the execution of this Agreement, [EMPLOYEE] will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with [EMPLOYEE]’s employment or the resignation/termination therefrom, but that is unknown or unanticipated at the time of the execution of this Agreement. Except with respect to any right to indemnification to which [EMPLOYEE] may be entitled by contract, under the Company’s Certificate of Incorporation and Bylaws, and/or by applicable law, [EMPLOYEE] does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with [EMPLOYEE]’s employment or the resignation/ termination therefrom, as well as those currently known or anticipated. Accordingly, [EMPLOYEE] acknowledges that [EMPLOYEE] has read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor”

and that, except as specifically provided above with respect to any right to indemnification, [EMPLOYEE] expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that [EMPLOYEE] might have to invoke said provisions now or in the future with respect to the Released Matters.

12. Ownership of Claims.

[EMPLOYEE] represents and warrants that no portion of any of the Released Matters and no portion of any recovery or settlement to which [EMPLOYEE] might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Releasees or any of them because of any such purported assignment, subrogation or transfer, [EMPLOYEE] agrees to indemnify and hold harmless the Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

13. No Representations.

[EMPLOYEE] represents and agrees that no promises, statements or inducements have been made to [EMPLOYEE] which caused [EMPLOYEE] to sign this Agreement other than those expressly stated in this Agreement.

14. Goodwill and Reputation of the Company.

[EMPLOYEE] agrees that [EMPLOYEE] will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Releasees or which could adversely affect the morale of other employees of the Company.

15. Non-Admission of Discrimination or Wrongdoing.

This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to [EMPLOYEE] or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful, harassing and/or discriminatory acts against [EMPLOYEE] or any other person on the part of itself, or its officers, employees and/or agents.

16. Successors.

This Agreement shall be binding upon [EMPLOYEE] and upon [EMPLOYEE] heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to its heirs, administrators, representatives, executors, successors and assigns.

17. Arbitration.

(a) Any Dispute between [EMPLOYEE] and Company will be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. [EMPLOYEE] and Company will agree on another arbitration forum if NAF ceases operations. Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) [EMPLOYEE]’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between [EMPLOYEE] and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in New York, New York and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. [EMPLOYEE] and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or [EMPLOYEE]’s reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or [EMPLOYEE] in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

(b) Should [EMPLOYEE] or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than such arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

18. Severability and Governing Law.

(a) Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(b) This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

19. Proper Construction.

(a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(c) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

20. Entire Agreement.

This Agreement constitutes the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein, except for those provisions in that certain Employment Agreement having an original effective date of                     , between [EMPLOYEE] and the Company, as it may have been thereafter amended (“Employment Agreement”) which expressly extend or survive beyond the termination of that Employment Agreement or [EMPLOYEE]’s employment with the Company and which are not expressly and specifically superseded by this Agreement, including, but not limited to, the provisions in that Employment Agreement regarding Exclusivity/Non-Competition, Non-Solicitation/Employer Interests, Soliciting Employees, Confidential Information, and Arbitration.

21. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

Executed at                                     ,                                     , this      day of                     , 2005.

[EMPLOYEE]

Executed at                                     ,                                     , this      day of                     , 2005.

[COMPANY]

By:
Its: